The Alkaline Water Company Inc. Announces Proposed Issuance of Shares pursuant to Settlement Agreement

SCOTTSDALE, AZ – June 19, 2018 - The Alkaline Water Company Inc. (TSXV: WTER; OTCQB: WTER) (the “Company”) announces that it agreed to issue 150,428 shares of common stock pursuant to a settlement agreement and mutual release of claim (the “Settlement Agreement”). The issuance of the shares pursuant to the Settlement Agreement is subject to the approval of the TSX Venture Exchange.
On October 31, 2017, the Company entered into the Settlement Agreement with Lifewater Industries, LLC (“Lifewater”), Wright Investment Group, LLC (“WIG”), Richard A. Wright (“Wright”) and David Guarino (“Guarino”, and together with Lifewater, WIG and Wright, the “Alkaline Parties”) and Chris Brown (“Brown”) and McDowell 78, LLC (“McDowell”, and together with Brown, the “Brown Parties”, and together with the Alkaline Parties, the “Parties”), whereby the Parties agree to settle their disagreements in consideration for, among other things, the issuance of 150,428 shares of common stock of the Company to Qualified Development & Management, LLC, a designee of McDowell.
None of the securities to be issued in connection with the Settlement Agreement will be or have been registered under the United States Securities Act of 1933, as amended (the “1933 Act”), and none may be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the 1933 Act. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of the securities, in any state where such offer, solicitation or sale would be unlawful.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.